Anthony D. Andora
Chairman of the Board

Dear Interchange Stockholder:

     You are cordially invited to attend the 1996 Annual Meeting of Stockholders on Thursday, May 23, 1996 at 3 p.m. at the Marriott Hotel in Saddle Brook, New Jersey.

     The Notice of the Annual Meeting and Proxy Statement accompanying this letter describe the business to be acted upon at the meeting. Please promptly vote, date, sign and return your proxy for the meeting even though you plan to attend. You may vote in person at that time if you so desire.

                                                     Sincerely

                                                     Anthony D. Andora

April 18, 1996

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

         The Annual Meeting of Stockholders of Interchange Financial Services Corporation will be held on Thursday, May 23, 1996, at 3:00 p.m. at the Marriott Hotel in Saddle Brook, New Jersey to consider and act upon the following matters:

          1.   The election of four directors for three-year terms.

          2. The ratification of the appointment of Deloitte & Touche, LLP as the Company's independent auditors for 1996.

          3. The transaction of such other business as may properly come before the meeting or any adjournment thereof. The Company knows of no other business to be brought before the meeting.

                                                      Benjamin Rosenzweig
                                                      Secretary


PLEASE   COMPLETE,   SIGN,  AND  RETURN  PROMPTLY  THE  ENCLOSED  PROXY  IN  THE
POSTAGE-PAID ENVELOPE PROVIDED.

APRIL  18, 1996

                                 PROXY STATEMENT

     This proxy statement and the accompanying proxy/voting card (proxy card) are being mailed beginning April 18, 1996, in connection with the solicitation of proxies by the Board of Directors, for the Annual Meeting of Stockholders on May 23, 1996. Proxies are solicited to give all stockholders of record at the close of business on April 18, 1996, an opportunity to vote on matters that come before the meeting. On that date, 2,704,598 shares of common stock were outstanding, each of which is entitled to one vote on each matter brought before the meeting.

     When your proxy card is returned properly signed, the shares represented will be voted in accordance with your directions. Abstentions are voted neither "for" nor "against," but are counted in the determination of a quorum. You can specify your choices by marking the appropriate boxes on the enclosed proxy card. If your proxy card is signed and returned without specifying choices, the shares will be voted as recommended by the directors.

1. ELECTION OF DIRECTORS

         (ITEM 1 ON PROXY CARD)

     The accompanying proxy will be voted for the election of the following nominees unless otherwise instructed. Each nominee for director and each continuing director also serves as director of Interchange State Bank, (the "Bank") a subsidiary of the Company. If a nominee should become unavailable for any reason, which management does not anticipate, the proxy will be voted for a substitute or, if no substitute is selected, the number of directors may be reduced.



NOMINEES AND DIRECTORS

"NOMINEES TO BE ELECTED DIRECTORS FOR TERMS OF THREE YEARS EXPIRING IN 1999."

ANTHONY S. ABBATE, age 56, is President and Chief Executive Officer. Mr. Abbate has been a member of the Board of Directors of the Company since 1984 and the Bank since 1981. He is a member of the Executive Committee and serves ex-officio on all committees.

ANTHONY AMATO, age 65, formerly a principal of Amato Grain & Seed Company, is active in real estate development, ownership and management. Mr. Amato has been a member of the Board of Directors of the Company and the Bank since 1985. He serves as a member of the Executive Committee, Investment Committee and the Compensation/Stock Option Committee.

JOHN J.  ECCLESTON,  age 70, is a partner of R.D.  Hunter &  Company,  Certified
     Public Accountants. Prior to January 1995, he was Senior Partner of John J. Eccleston & Company, Certified Public Accountants. Mr. Eccleston has been a member of the Board of Directors of the Company since 1984 and the Bank since 1969. He is Chairman of the Audit Committee and a member of the Executive Committee and Investment Committee.

ELEANORE S. NISSLEY, age 64, is President of Steffens Realty Company, a commercial real estate brokerage firm and she serves as Vice Chairperson of the Hackensack Meadowlands Development Commission. Mrs. Nissley has been a director of the Company and of the Bank since 1992. She is a member of the Audit Committee and the Nominating Committee and is an alternate member of the Executive Committee.

"DIRECTORS TO CONTINUE IN OFFICE FOR TERMS EXPIRING IN 1997"

DONALD L. CORRELL, age 45, is Chairman, President and CEO (since 1992) of United
     Water Resources, Inc.. Prior to 1992 he was Senior Vice President of Finance, Treasurer and Chief Financial Officer of United Water Resources, Inc. United Water Resources, Inc., is a holding company whose subsidiaries are active in public water supply, water-related services and real estate. Mr. Correll has been a member of the Board of Directors of the Company and the Bank since January 1995 and serves on the Audit Committee and Compensation/Stock Option Committee and is an alternate member of the Executive Committee. He is a director of United Water Resources, Inc.

JAMESE. HEALEY,  age 55 is Vice President and Treasurer (since July 1995) of CPC
     International Inc., a multinational food manufacturing company. Prior to his election as Vice President and Treasurer, he served as Comptroller and Chief Accounting Officer of CPC International Inc., since September 1987. Mr. Healey has been a member of the Board of Directors of the Company and the Bank since November 1993. He is Chairman of the Compensation/Stock Option Committee and serves on the Audit Committee, Nominating Committee, Investment Committee and is an alternate member of the Executive Committee.

JEREMIAH F. O'CONNOR,  age 62, is Managing Director of NatWest Financial Markets
     Group (since 1994) and a past Commissioner of the Board of Public Utilities for the State of New Jersey. Prior to that he was Managing Director and Executive Vice President of Jersey Capital Market Group, Inc., an investment banking firm and formerly Vice President of Product and Financial Planning of The Micro Energy Group of Bell & Howell Corporation. Mr. O'Connor has been a member of the Board of Directors of the Company since 1984 and the Bank since 1969. He is Vice Chairman of the Board. He serves on the Executive Committee, Nominating Committee and Compensation/Stock Option Committee.

ROBERT P.  RITTEREISER,  age 57, is  President  and Chief  Executive  Officer of
     Gruntal Financial Corporation,  an Investment Services Firm (since November
     1995). He also is Chairman of Yorkville Associates Corp., a private investment and financial advisory concern formed in April 1989. He served as Chairman since November 1992 and President and Chief Executive Officer from March 1993 until February 1995 of Nationar, a banking services corporation. On February 6, 1995, the Acting Superintendent of Banks, State of New York, filed a Petition in the New York Supreme Court to take over the business of Nationar. Prior to March 1993, he was President and Chief Executive Officer of E.F. Hutton Group until its merger with Shearson Lehman Bros. Until June 1985 he was Executive Vice President and Chief Administrative Officer of Merrill Lynch & Co. He has been a Director of the Company and of the Bank since July 1989. He is a member of the Compensation/Stock Option Committee and is an alternate member of the Executive Committee. He is a Director of CVC International Ferrofluidics Corporation and Wallace Computer Systems. He will serve as Trustee of the DBL Liquidating Trust until April 30, 1996.

"NOMINEES TO CONTINUE IN OFFICE FOR TERMS EXPIRING IN 1998"

ANTHONY D. ANDORA, age 65, is President of Andora, Palmisano & Geaney, a professional corporation in Elmwood Park, New Jersey. Mr. Andora, a member of the Board of Directors of the Company since 1984 and of the Bank since 1969, is Chairman of the Board and is ex-officio on all committees.

J. FLETCHER CREAMER, JR., age 45, is President (since 1982) of J. Fletcher Creamer and Son, Inc. and Creamer Brothers, Inc. of Hackensack, New Jersey.
     J. Fletcher Creamer and Son is a full-service, multifaceted contracting company serving the business community, governmental agencies and utilities throughout the United States. The company specializes in the installation of underground transmission lines for communication, cable TV, electric, sewer, gas and water systems, in addition to heavy and highway construction. Mr. Creamer has been a member of the Board of Directors of the Company and the Bank since December 1993 and serves on the Audit Committee and the Nominating Committee and is an alternate member of the Executive Committee.

DAVID R. FICCA, age 64, served as Vice  Chairman, Executive  Vice President and
     Senior Legal Officer of Kidde, Inc., prior to March 1988. He has been a Director of the Company since 1984 and of the Bank since 1983. He is a member of the Executive Committee and the Compensation/Stock Option Committee.

BENJAMIN  ROSENZWEIG,  age 70, is the  Senior  Executive  Partner  of Azco Steel
     Company, Saddle Brook, New Jersey, a nationwide steel distributor. He has been a member of the Board of Directors of the Company since 1984 and of the Bank since 1976 and is Secretary of the Board. He serves as a member of the Executive Committee, Compensation/Stock Option Committee, the Nominating Committee and is Chairman of the Investment Committee.



BOARD COMMITTEES, MEETINGS AND COMPENSATION

     The Company has an Audit Committee of the Board of Directors consisting of Mrs. Nissley, Messrs. Correll, Creamer, Eccleston (Chairman) and Healey. This committee reviews significant audit, accounting and other principles, policies and practices, the activities of independent auditors and of the Company's internal auditors, and the conclusion and recommendations of auditors and the reports of regulatory examiners upon completion of their respective audits and examinations. The committee met five times in 1995.

     The Compensation/Stock Option Committee administers management incentive compensation plans, including the stock option plan. The committee makes recommendations to the Board with respect to compensation of directors and of the officers as listed on page 10. The Committee, which met six times in 1995, consists of Messrs. Amato, Correll, Ficca, Healey (Chairman), O'Connor, Rittereiser and Rosenzweig.

     The Nominating Committee advises and makes recommendations to the Board concerning the selection of candidates as nominees for election as directors. The committee consists of Mrs. Nissley, Messrs. Andora (Chairman), Creamer,
O'Connor and Rosenzweig and met once in 1995. The committee will consider nominations recommended by stockholders. Such nominations should be addressed to the Secretary of the Board and must be received not later than January 2 of the year of the annual meeting of stockholders.

     In 1995, each director not employed by the Company was paid a retainer at an annual rate of $11,000, a fee of $150 for each board meeting attended, a fee of $125 for each executive committee meeting attended and a fee of $100 for attendance at other committee meetings. The Chairman of the Board, the Vice Chairman of the Board and Secretary of the Board received additional retainers of $14,500, $11,250 and $1,100, respectively, and directors who chair committees of the Board receive an additional retainer of $1,000 annually. A director who is an employee of the Company or any subsidiary receives no retainer or fees.

     Directors participate in a retirement benefit plan which entitles the director to receive either (1) an amount equal to the annual retainer being paid directors (exclusive of additional amounts paid to the Chairman of the Board, the Vice Chairman of the Board, the Secretary of the Board and to committee chairmen) multiplied by his or her years of service on the board; or (2) an amount based on the cash surrender value of a life insurance or annuity contract purchased by the Company. The insurance policies or annuity contracts are owned by the Company and annual contributions of $5,000 are made by the Company for each director who has completed five years of service as a director. The
Company's contribution increases by $1,000 for each year's service until it reaches $10,000 annually, the level at which it remains. Benefits to a director who retires after ten years of service are equal to the greater of (1) or (2) above. Mr. Abbate (the only director who is employed by the Company) and any director who retires after completing at least five years but less than ten years of service are entitled to benefits only under (2) above.

AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP

     The following table sets forth information concerning the ownership of the Company's common stock as of March 1, 1996, adjusted to reflect a five percent stock dividend to be issued on April 19, 1996 to stockholders of record at the close of business on March 20, 1996, for (a) certain beneficial owners known to the Company to own more than five percent to the common stock; (b) each director and nominee for director; (c) each of the named officers (the "named officers" as defined in the Compensation Report, herein) not listed as a director; and (d) directors and executive officers as a group. Except as otherwise noted, the nominees, the directors and the executive officers or family members had sole voting and investment power with respect to such securities.






                                                            BENEFICIALLY       DEFERRAL                      PERCENT
                        NAME                                    OWNED           PLANS(1)        TOTAL        OF CLASS
                        ----                                    -----           --------        -----        --------

                        (a)

Interchange State Bank Capital Investment
   Plan
Park 80 West/Plaza Two
Saddle Brook, NJ 07663. . . . . . . . . . . . . . .                              142,354        142,354          5.0 %

First Union Corporation
One First Union Center
Charlotte, NC  28288. . . . . . . . . . . . . . . .           186,270 (2)                       186,270          6.6

                        (b)

Anthony S. Abbate. . . . . . . . . . . . . . . . .             47,499 (3)         22,455         69,954          2.4
Anthony Amato. . . . . . . . . . . . . . . . . . .             68,128                            68,128          2.4
Anthony D. Andora. . . . . . . . . . . . . . . . .             76,258 (4)                        76,258          2.7
Donald L. Correll. . . . . . . . . . . . . . . . .                210                               210          *
J. Fletcher Creamer. . . . . . . . . . . . . . . .              6,300                             6,300          *
John J. Eccleston. . . . . . . . . . . . . . . . .             34,330 (4)                        34,330          1.2
David R. Ficca . . . . . . . . . . . . . . . . . .             32,943                            32,943          1.2
James E. Healey. . . . . . . . . . . . . . . . . .              7,245                             7,245          *
Eleanore S. Nissley. . . . . . . . . . . . . . . .             20,160                            20,160          *
Jeremiah F. O'Connor. . . . . . . . . . . . . . .              27,223 (4)                        27,223          1.0
Robert P. Rittereiser. . . . . . . . . . . . . . .             12,075                            12,075          *
Benjamin Rosenzweig. . . . . . . . . . . . . . . .             42,452                            42,452          1.5


                        (c)

Frank R. Giancola. . . . . . . . . . . . . . . . .              9,035 (5)          8,518         17,553          *
Robert N. Harris.  . . . . . . . . . . . . . . . .             17,963 (6)          2,344         20,307          *
Richard N. Latrenta. . . . . . . . . . . . . . . .              8,209 (7)          9,165         17,374          *

                        (d)

Directors and executive officers as a group. . . .            410,030 (8)         42,482        452,512         15.6


*Does not exceed one percent of class

FOOTNOTES

1. Shares held in deferred compensation accounts to which individuals have sole power to vote but no investment powers.
2. Includes beneficial ownership of 146,370 shares to which First Union Corporation has sole power to vote and 39,900 shares to which it shares power to vote. First Union Corporation has sole investment power for 186,270 shares.
3. Includes beneficial ownership of 26,813 shares which may be acquired within 60 days pursuant to stock options.
4. Includes beneficial ownership of 8,323 shares held by Washington Interchange Corporation in which Messrs. Andora, Eccleston and O'Connor are principals.
5. Includes beneficial ownership of 8,000 shares which may be acquired within 60 days pursuant to stock options.
6. Includes beneficial ownership of 10,179 shares which may be acquired within 60 days pursuant to stock options.
7. Includes beneficial ownership of 8,209 shares which may be acquired within 60 days pursuant to stock options.
8. Includes beneficial ownership of 50,667 shares which may be acquired within 60 days pursuant to stock options awarded under an employee incentive compensation plan.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    The members of the Board of Directors, the executive officers of the Company and persons who hold more than ten percent of the Company's common stock are subject to reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, which require them to file reports with respect to their ownership of and transactions in the Company's securities and furnish the Company with copies of all such reports they file. Based upon the copies of those reports furnished to the Company and written representations that no other reports were required to be filed, the Company believes that all reporting requirements under
Section 16(a) for the fiscal year ended December 31, 1995, were met in a timely manner by its executive officers, board members and greater than ten percent stockholders with the exception of the late filing by Mr. J. Fletcher Creamer, Jr., a director of the company, of one Form 4 reporting the purchase of common stock; the late filing by Mr. Jeremiah F. O'Connor, a director of the Company, of one Form 4 reporting the sale of common stock and the late filing by Mr. Anthony Amato, a director of the Company, of one Form 4 reporting a change involving the nature of ownership of common stock.

COMPENSATION/STOCK  OPTION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         COMPENSATION STRATEGY

     The objectives of this committee's strategy are to attract and retain top quality executives and provide compensation programs designed to motivate and reward executives to achieve business goals that foster both the enhancement of long-term stockholder values through stock appreciation and dividend yields, and also, the long-term best interest of the organization. Compensation programs for executives link compensation to the performance of the Company and generally provide competitive compensation for executives at the mean pay level of peer group banks and other organizations of similar size, performance and geographic location. The committee utilizes professional surveys prepared by outside consultants focusing on compensation levels of the aforementioned groups in order to assure competitiveness in its compensation programs. The compensation mix reflects a balance of cash awards, including incentive awards, and equity-based incentives. Annual cash compensation (base salaries and annual bonus) is granted based on the achievement of corporate financial targets and individual performance. The Stock Option Plan, approved by stockholders in 1989 and amended in 1995, is intended to function as the basis for fostering alignment of executive compensation with the interest of stockholders.


     The policies, with respect to each of these compensation elements as well as the basis for determining the compensation of executive officers, including the President and CEO, Mr. Abbate, are described below:

         BASE SALARY

     Base salaries for executive officers are based on the salary ranges that are established for each position. These position salary ranges are determined by evaluating the responsibilities and accountabilities of the position and comparing it with other executive officer positions in the market place on an annual basis. The base salary of each executive officer, including President and CEO, is reviewed annually and adjusted within the position range based upon a performance evaluation. Evaluations of other executive officers are submitted to the committee by the President and CEO. These evaluations, and an evaluation of the President and CEO by the committee, are reviewed and submitted together with the committee's recommendations to the full board for action. Salary increases are generally based upon the extent to which the executive is considered to have contributed to a furtherance of the Company's goals and/or met objectives specifically assigned to that individual.

         ANNUAL BONUS

     The Management Incentive Plan is a short-term annual incentive plan designed to reward key management employees for achievement of specific financial, individual and business results. The specific financial target is primarily based upon the year-to-year increase in the Company's net after-tax earnings. The targeted goal is established annually through a budgeting process which is reviewed and approved by the full board using input relating to performance opportunities for the year and the historical performance results of the Company. Individual and business results are pre-established targets for specific objectives relating to the executives area of responsibility. An objective of the Management Incentive Plan is to relate a portion of the executives compensation to the overall financial results of the Company for the year. The bonus for 1995 results reflects the achievement in excess of 100 percent of the financial target set in 1994 and the granting of discretionary amounts. The committee reserves the right to award discretionary bonus awards in the event the financial target is not met or is exceeded. In so doing, the committee, among other matters, will take into account whether the Company, while not reaching its threshold target, has performed better on a comparable basis than its peers. In addition to the attainment of the earnings target, the level of the President and CEO's annual bonus award is also based upon performance related factors including the completion of prudent acquisition strategies, management of overall company efficiencies, attainment of long range planning goals, and capital requirement and asset utilization necessary to ensure long-term growth.

     A portion of the incentive compensation awarded to executive management was in the form of restricted stock. The restriction is for three years and is forfeitable upon termination of employment during that time period. In addition, executive officers were given the option to utilize their cash bonus to purchase two-year restricted, non-forfeitable stock at a twenty-five percent discount. The excess of market value over the purchase price is included in the summary compensation table as other annual compensation.

    STOCK OPTION PLAN

    The Stock Option Plan approved by stockholders in 1989, as amended in 1995, is designed to align stockholders' and executive officers' interests. The Plan is administered by the Compensation/Stock Option Committee and awards are determined by that committee. Stock options are granted with an exercise price equal to the price of a share of stock at the close of business on the date of the grant as reported by the American Stock Exchange. Stock options may be exercisable between one and ten years from the date granted. Such stock options provide a retention and motivational program for executives and an incentive for the creation of shareholder value over the long-term since their full benefit cannot be realized unless an appreciation in the price of the Company's common stock occurs over a specified number of years. A total of 270,000 shares were made available for option under the Plan of which 64,251 shares have been granted to date.

    CEO COMPENSATION

    The compensation of the President and CEO, Mr. Anthony S. Abbate, is reviewed by the Compensation/Stock Option Committee which presents its recommendations to the board for action. Mr. Abbate participates in the same plans as the other executive officers, including the base salary program, the annual bonus plan, the Stock Option Plan, and the staff benefit programs as outlined elsewhere in this Proxy. Mr. Abbate receives no compensation for his duties as a director; however, he does participate in the Directors' Retirement Plan. The committee bases Mr. Abbate's compensation on the same criteria used for all executive officers with particular emphasis on the factors which will promote the Company's long-term growth, organization stability, and financial strength. Mr. Abbate's salary was at the midpoint of the 1995 salary range for his position and his annual bonus for 1995 performance was 100% of target due to exceeding the plan goals for that year. Mr. Abbate continues to provide the Company and the Bank with exemplary leadership, vision and commitment, and strives to meet the long-term strategic goals.

                           Submitted by the Compensation/Stock Option Committee
                                         James E. Healey, Chairman
                                         Anthony Amato
                                         Donald L. Correll
                                         David R. Ficca
                                         Jeremiah F. O'Connor,
                                         Robert P. Rittereiser
                                         Benjamin Rosenzweig




                                                                 SUMMARY COMPENSATION TABLE


                                           Annual Compensation                      Long-term Compensation
                               ------------------------------------------------   -------------------------
                                                                      Other       Restricted      Options     All Other
                                                                      Annual         Stock        (No. of    Compensation
Name and Principal Position (1)   Year     Salary($)   Bonus($)   Compensation      Awards        Shares)      ($) (2)
                                                                       ($)          ($)(3)
- -------------------------------  -------  ----------   --------   ------------  --------------  ----------  ---------

Anthony S. Abbate                 1995    $274,500     $58,473         $5,375        $58,738            -       $37,097
   President and CEO              1994     264,000      69,000              -              -            -        41,254
                                  1993     240,000      49,584              -              -       10,650        20,552

Frank R. Giancola                 1995     114,400      24,481            806         11,438            -         4,131
   Senior Vice President          1994     110,000      24,600              -              -            -         3,973
   Retail Banking                 1993      97,000      15,000              -              -        4,400         3,504

Robert N. Harris                  1995     142,500      30,495          9,503          9,976            -        20,284
   Executive Vice President       1994     137,000      23,500              -              -            -        19,024
                                  1993     125,000      19,368              -              -        5,450         8,664

Richard N. Latrenta               1995     116,500      24,931          1,666         11,653            -         4,209
   Senior Vice President          1994     112,000      30,000              -              -            -         4,045
   Senior Loan Officer            1993     101,000      15,644              -              -        4,500         3,430


     (1) Includes the President and CEO and all other officers whose total annual salary and bonus exceeded $100,000 in 1995.
     (2)  Represents payments as shown below:

                                                                    YEAR         ABBATE    GIANCOLA      HARRIS     LATRENTA

 Amounts contributed to 401(k) plan in                              1995        $ 4,500    $ 3,432      $ 4,275      $ 3,495
   1993, 1994 and 1995                                              1994          6,119      3,300        4,110        3,360
                                                                    1993          6,906      2,910        3,750        3,030

 Value of life insurance premium paid in                            1995          4,050        699        6,009          714
   respect to coverage in excess of $50,000                         1994          3,150        673        4,914          685
                                                                    1993          2,016        594        4,914          400

Contribution to life insurance policy/                              1995         10,000          -       10,000            -
   annuity contract                                                 1994         10,000          -       10,000            -
                                                                    1993         10,000          -            -            -

Premium paid on disability policy                                   1995          6,564          -            -            -
                                                                    1994          6,245          -            -            -
                                                                    1993          1,630          -            -            -

Contribution to Supplemental Executives'                            1995         11,983          -            -            -
   Retirement Plan                                                  1994         15,740          -            -            -
                                                                    1993              -          -            -            -

     (3) On December 31, 1995, an award of restricted stock was granted to Messrs. Abbate, Giancola, Harris and Latrenta as part of the Company's incentive program amounting to 2,732 shares, 532 shares, 464 shares and 542 shares, respectively. These grants vest in three years following the date of grant provided the officer does not terminate his employment during that period. The value of these shares at the date of grant is reflected in the table above.



                           YEAR-END VALUES OF OPTIONS

                                                                                           VALUE OF UNEXERCISED
                                         NUMBER OF SECURITIES UNDERLYING                 IN-THE-MONEY OPTIONS
                                         UNEXERCISED OPTION AT YEAR END                         AT YEAR-END
                                            SHARES          SHARES                ----------------------------------
                                         EXERCISABLE     UNEXERCISABLE            EXERCISABLE            UNEXERCISABLE
                                         -----------------------------------------------------------------------------

Anthony S. Abbate . . . . . . . . . .     26,813           3,728                    $223,237              $15,991
Frank R. Giancola . . . . . . . . . .      8,000           1,540                      61,824                6,608
Robert N. Harris  . . . . . . . . . .     10,179           1,908                      79,242                8,185
Richard N. Latrenta . . . . . . . . .      8,209           1,575                      63,495                6,757






                        FIVE-YEAR PERFORMANCE COMPARISON

 The table below provides an indicator of cumulative total stockholder returns for the Company as compared with a Peer Group and the AMEX Market Value Index.

                                                                          Cumulative Total Return
                                                 --------------------------------------------------------------------------
                                                    12/90        12/91       12/92       12/93        12/94       12/95
                                                 --------------------------------------------------------------------------

Interchange Financial Services Corp.                 100         172         223          264         272         402

Peer Group                                           100          95         127          164         185         254

AMEX Market Value                                    100         128         130          155         141         178




ASSUMES $100 INVESTED ON DECEMBER 31, 1990,  IN  INTERCHANGE  COMMON STOCK,  THE
AMEX MARKET VALUE INDEX AND PEER GROUP COMMON STOCK.

TOTAL STOCKHOLDER RETURNS ASSUMES REINVESTMENT OF DIVIDENDS.




1. The Peer Group comprises 21 banking institutions representing all such institutions in Connecticut, New Jersey and New York with asset size of at least $250 million, but less than $1 billion, as of December 31, 1995, as reported in the SNL Quarterly Bank Digest of March 1996. The banking institutions included are: BNH Bancshares, Inc., New Milford Bank & Trust, New England Community Bancorp, Lafayette American Bancorp and Westport Bancorp, Inc. (CT); B.M.J. Financial Corp., Broad National BanCorporation, Independence Bancorp, Inc., Carnegie Bancorp, Yardville National Bancorp, and Vista Bancorp, (NJ); Arrow Financial Corporation, CNB Financial Corp., Evergreen Bancorp, Inc., FNB Rochester Corp., First of Long Island Corporation, Hudson Chartered Bancorp, Inc., State Bancorp, Inc., Sterling Bancorp, Suffolk Bancorp and Tompkins County Trust Company (NY).



                                  PENSION PLANS

     The Company maintains a non-contributory defined benefit pension plan covering all eligible employees including Messrs. Abbate, Giancola, Harris and Latrenta. Retirement income is based on years of service under the Plan and, subject to certain limits, on final average compensation.

     Effective January 1, 1994, the Company adopted a Supplemental Executives' Retirement Plan, a non-qualified plan intended to provide retirement income that would have been paid but for limitations imposed by the Internal Revenue Code under the qualified plan.

     The following tables show the annual benefits payable based on a range of average compensation and years of future service at normal retirement date.


INTERCHANGE STATE BANK PENSION PLAN

          5-YEAR                       YEARS OF FUTURE SERVICE AT NORMAL RETIREMENT DATE
          AVERAGE        -------------------------------------------------------------------------------
      COMPENSATION          5                  10                20              30                35
      --------------------------------------------------------------------------------------------------


        $100,000        $ 6,230             $12,460           $24,920          $37,370           $43,600
         150,000          9,980              19,960            39,920           59,870            69,850
         200,000         11,180              27,460            54,920           82,370            96,100
         250,000         11,180              27,760            69,920          104,870           122,350
         300,000         11,180              27,760            82,520          127,370           148,600
         400,000         11,180              27,760            82,520          172,370           201,100

1.  This Plan was effective January 1, 1993.
2. Plan benefits are calculated using future service from January 1, 1996, and base salary only. The maximum salary that may be used is limited by law and regulations. The maximum salary that can be used for 1996 is $150,000. The chart above anticipates future salary increases as well as increases to these legal limits.
3. The above chart is based on the average age of the executive officer group which is 50.8 years as of January 1, 1996.
4. Average compensation is the average of base salary over the five (5) consecutive calendar years producing the highest average.
5. Annual benefit is payable as a life annuity which is the normal form of retirement benefit for married participants. The normal form of retirement benefit for married participants is an actuarial equivalent joint and 50% survivor annuity.

SUPPLEMENTAL EXECUTIVES' RETIREMENT PLAN


          5-YEAR                  YEARS OF FUTURE SERVICE AT NORMAL RETIREMENT DATE
         AVERAGE              --------------------------------------------------------
      COMPENSATION               5                10                 15            20
      ------------           ----------       -----------        ----------     --------

        $200,000              $13,950          $27,890            $41,840       $ 55,790
         250,000               17,700           35,390             53,090         70,790
         300,000               21,450           42,890             64,340         85,790
         350,000               25,200           50,390             75,590        100,790
         400,000               28,950           57,890             86,840        115,790

1.   This Plan was effective January 1, 1994.
2. Plan benefits are calculated using future service from January 1, 1996, and base salary only. The chart above anticipates future salary increases, ignores legal limits on both compensation and benefits and INCLUDES benefits payable from the qualified defined benefit plan.
3. The above chart is based on the age of the covered officer which is 56.1 as of January 1, 1996.
4. Average Compensation is the average of base salary over five (5) consecutive calendar years producing the highest average.
5. Annual benefit is payable as a life annuity which is the normal form of retirement benefit for unmarried participants is an actuarially equivalent Joint and 50% Survivor annuity.


TRANSACTIONS WITH MANAGEMENT

     Officers and directors of the Company and their affiliated companies are customers and are engaged in transactions with the Company and its subsidiaries in the ordinary course of business on substantially the same terms as those prevailing with other borrowers and suppliers.

     Certain directors of the Company have engaged in transactions with the Company related to the Bank's branch in the Township of Washington, New Jersey. The Bank leases that branch from a Washington Interchange Corp. ("WIC") a corporation in which Messrs. Andora, Eccleston and O'Connor each has a ten percent ownership interest. Lease payments in 1995 totaled $82,800 under a lease expiring in 2003. Through a special board consisting of Messrs. Amato, Healey and Rosenzweig, the Company negotiated the purchase of all of the outstanding stock of WIC. The principal assets of WIC consist of the aforementioned banking premises and 83,237 shares of the Company's common stock. The agreed to acquisition price of approximately 108,000 shares of the Company's common stock is to be based upon the discounted fair market value (as determined by independent valuations) of WIC's real estate and the average closing price of the Company's common stock for the ten trading days preceding the closing date. It is anticipated that the transaction will close during the second quarter of 1996.

     The following directors are engaged in transactions with the Company and are expected to continue to transact such business in the future.

     Mr. Andora is a member of Andora, Palmisano & Geaney, a firm that renders various legal services to the Company and its subsidiaries and received fees for those services of $322,500 in 1995, including $95,000 paid pursuant to retainer contracts and $57,300 representing fees for real estate matters, the bulk of which was reimbursed to the Bank by its customers. The Bank leased its consumer credit office located in Elmwood Park, New Jersey, from a partnership in which Mr. Andora is a principal. Lease payments in 1995 totaled $15,900 under a lease which expired during 1995 and was not renewed.

     The Bank leases its office located in Lodi, New Jersey, from a partnership in which Mr. Amato is a principal. Lease payments in 1995 totaled $58,200 under a lease expiring in 1996.

3.  RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

          (ITEM 2 ON PROXY CARD)

     The board of directors, upon recommendation of the audit committee, has reappointed the firm of Deloitte & Touche, LLP as the independent auditors to examine the Company's financial statements for the year 1996. YOUR DIRECTORS RECOMMEND THAT STOCKHOLDERS VOTE FOR RATIFICATION OF THIS APPOINTMENT.

     Representatives of Deloitte & Touche, LLP are expected to attend the annual meeting and will have the opportunity to make a statement if they desire and to respond to appropriate questions.

OTHER MATTERS

     The Board of Directors is not aware of any other matters to be presented at the Annual Meeting. If any other matter proper for action at the meeting should be presented, the holders of the accompanying proxy will vote the shares represented by the proxy on such matter in accordance with their best judgment. If any matter not proper for action at the meeting should be presented, the holders of the proxy will vote against consideration thereof or action thereon.

     The affirmative vote of a majority of the shares cast at the Annual Meeting is necessary to elect the four directors.

     The cost of soliciting proxies for the meeting will be borne by the Company. Some directors, officers, and other employees of the Company may solicit proxies in person and by telephone or otherwise. The Company will reimburse brokers and others who are record holders of its shares for the reasonable expenses incurred in obtaining voting instructions from beneficial owners of such shares.

SUBMISSION OF STOCKHOLDER PROPOSALS

     Proposals intended for inclusion in next year's proxy statement should be sent to the Secretary of the Company at Park 80 West/Plaza Two, Saddle Brook, NJ 07663, and must be received by December 19, 1996.

OTHER INFORMATION

     Consolidated financial statements of the Company and its subsidiaries are included in the Company's Annual Report to Stockholders for the year 1995. Additional copies of the Annual Report and the Company's Annual Report to the Securities and Exchange Commission on Form 10-K, may be obtained without charge from the Secretary of Interchange Financial Services Corporation, Park 80 West/Plaza Two, Saddle Brook, NJ 07663.

     The above notice and proxy statement are sent by order of the board of directors.

                                            Benjamin Rosenzweig,
                                            Secretary
Dated:   April 18, 1996

                                     (Front)
PROXY
                 INTERCHANGE FINANCIAL SERVICES CORPORATION
             PARK 80 WEST, PLAZA TWO, SADDLE BROOK, NEW JERSEY 07662

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints as proxies, Jeremiah F. O'Connor, Benjamin Rosenzweig and John J. Eccleston each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of Interchange Financial Services Corporation held of record by the undersigned on April 18, 1996, at the annual meeting of stockholders to be held on May 23, 1996, or any adjournment thereof.

1. ELECTION OF DIRECTORS

   FOR all nominees listed below  |_|           WITHHOLD AUTHORITY  |_|
(except as marked to the contrary below)  to vote for all nominees listed below

     Anthony S. Abbate, Anthony Amato, John J. Eccleston, Eleanore S. Nissley

(INSTRUCTION: To withhold authority to vote for an individual nominee write that nominee's name in the space provided below.)


2. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

   |_| FOR           |_| AGAINST             |_| ABSTAIN




                                     (BACK)

(CONTINUED FROM OTHER SIDE)

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF DIRECTORS.

                                                     Please sign exactly as name
                                                     appears below.  When shares
                                                     are held by joint  tenants,
                                                     both  should   sign.   When
                                                     signing as an attorney,  as
                                                     executor,    administrator,
                                                     trustee or guardian, please
                                                     give full title as such. If
                                                     a corporation,  please sign
                                                     in full  corporate  name by
                                                     president    or    other
                                                     authorized  officer.  if  a
                                                     partnership, please sign in
                                                     partnership     name     by
                                                     authorized person.

                                                     DATED:               ,1996

                                                     Signature

                                                     Signature if held jointly

     PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE